Exhibit 10.8

EMPLOYMENT AGREEMENT

This Agreement is between Richard H. Anderson (“Executive”) and United HealthCare Services, Inc. (“UnitedHealth Group”), and is effective as of December 1, 2006 (the “Effective Date”). This Agreement’s purposes are to set forth certain terms of Executive’s employment by UnitedHealth Group or one of its affiliates and to protect UnitedHealth Group’s knowledge, expertise, customer relationships, and confidential information. Unless the context otherwise requires, “UnitedHealth Group” includes all its affiliated entities.

1.	Employment and Duties.

A.	Employment. UnitedHealth Group hereby employs Executive, and Executive accepts employment, under this Agreement’s terms.

B.	Title and Duties. Executive will be employed as Executive Vice President, UnitedHealth Group and President, Commercial Services Group. Executive will perform such duties, have such authority, and exercise such supervision and control as are commonly associated with Executive’s position, as well as perform such other duties as are reasonably assigned to Executive. Executive will devote substantially all of Executive’s business time and energy to Executive’s duties. Executive will maintain operations in Executive’s area of responsibility, and make every reasonable effort to ensure that the employees within that area of responsibility act, in compliance with applicable law and UnitedHealth Group’s Principles of Integrity and Compliance. Executive is subject to all of UnitedHealth Group’s employment policies and procedures (except as specifically superseded by this Agreement).

2.	Compensation and Benefits.

A.	Base Salary. Executive’s initial annual base salary will be $800,000, payable according to UnitedHealth Group’s regular payroll schedule. Periodic adjustments to Executive’s base salary may be made.

B.	Incentive Compensation. Executive will be eligible to participate in UnitedHealth Group’s incentive compensation plans in UnitedHealth Group’s discretion and in accordance with the plans’ terms and conditions. Executive’s initial target bonus potential will be 100% of annual base salary, subject to periodic adjustments.

C.	Equity Awards. Executive will be eligible for stock-based awards in UnitedHealth Group’s discretion.

D.

Employee Benefits. Executive will be eligible to participate in UnitedHealth Group’s employee welfare, retirement, and other benefit plans on the same basis as other similarly situated executives, in accordance with the terms of the plans. Executive will be eligible for Paid Time Off in accordance with UnitedHealth

Group’s policies. UnitedHealth Group reserves the right to amend or discontinue any plan or policy at any time in its sole discretion. In addition to the Company’s generally available benefits, the Company shall provide Executive, at the Company’s expense during the term of Executive’s employment, a $2 million face value term life insurance policy and a long term disability policy which covers 60% of base salary in the event of a qualifying long term disability, subject to the policy terms.

3.	Term and Termination.

A.	Term. This Agreement’s term is from the Effective Date until this Agreement is terminated under Section 3.B.

B.	Termination.

i.	By Mutual Agreement. The parties may terminate Executive’s employment and this Agreement at any time by mutual agreement.

ii.	By UnitedHealth Group without Cause. UnitedHealth Group may terminate this Agreement and Executive’s employment without Cause upon 90 days’ prior written notice.

iii.	By UnitedHealth Group with Cause. UnitedHealth Group may terminate this Agreement and Executive’s employment at any time for Cause. “Cause” means Executive’s (a) material failure to follow UnitedHealth Group’s reasonable direction or to perform any duties reasonably required on material matters, (b) material violation of, or failure to act upon or report known or suspected violations of, UnitedHealth Group’s Principles of Integrity and Compliance, (c) conviction of a felony, (d) commission of any criminal, fraudulent, or dishonest act in connection with Executive’s employment, (e) material breach of this Agreement, or (f) conduct that is materially detrimental to UnitedHealth Group’s interests. UnitedHealth Group will, within 120 days of the discovery of the conduct, give Executive written notice specifying the conduct constituting Cause in reasonable detail, and Executive will have 60 days to remedy such conduct, if such conduct is reasonably capable of being remedied. In any instance where the Company may have grounds for Cause, failure by the Company to provide written notice of the grounds for Cause within 120 days of discovery shall be a waiver of its right to assert the subject conduct as a basis for termination for Cause.

iv.	By Executive without Good Reason. Executive may terminate this Agreement and Executive’s employment at any time for any reason, including due to Executive’s retirement.

v.	By Executive for Good Reason. Executive may terminate this Agreement and Executive’s employment for Good Reason, as defined below. Executive must give UnitedHealth Group written notice specifying in reasonable detail the circumstances constituting Good Reason, within 120 days of becoming aware of such circumstances, or such circumstances will not constitute Good Reason. If the circumstances constituting Good Reason are reasonably capable of being remedied, UnitedHealth Group will have 60 days to remedy such circumstances. “Good Reason” will exist if, without Executive’s consent, UnitedHealth Group: (a) reduces Executive’s base salary or long or short term target bonus percentage other than in connection with a general reduction affecting a group of similarly situated employees; (b) moves Executive’s primary work location more than 50 miles; (c) makes changes that substantially diminish Executive’s duties or responsibilities; or (d) changes the Executive’s reporting relationship.

vi.	Due to Executive’s Death or Disability. This Agreement and Executive’s employment will terminate automatically if Executive dies. The termination date will be the date of Executive’s death. UnitedHealth Group may terminate this Agreement and Executive’s employment due to Executive’s disability that renders Executive incapable of performing the essential functions of Executive’s job, with or without reasonable accommodation. Executive will not be entitled to Severance Benefits under Section 4 in the event of termination due to Executive’s death or disability.

4.	Severance Benefits.

A.	Circumstances under Which Severance Benefits Payable. Executive will be entitled to Severance Benefits only if Executive’s employment is terminated by UnitedHealth Group without Cause or if Executive terminates employment for Good Reason. The Severance Benefits in this Agreement are in lieu of any payments or benefits to which Executive otherwise might be entitled under any UnitedHealth Group severance plan or program.

B.	Severance Benefits. Executive will be entitled to the following Severance Benefits in the event Executive’s employment terminates under the circumstances described in Section 4A above:

(1) Two times the Executive’s annualized base salary as of Executive’s termination date;

(2) Two times the average of the total of any bonus or incentive compensation paid or payable to Executive for the two most recent calendar years (excluding equity-related awards, payments under any long-term or similar benefit plan, or any other special or one-time bonus or incentive compensation payments); provided, however, that if termination occurs within two years following the Effective Date, the amount payable under this paragraph will be two times the greater of (i) Executive’s target incentive, or (ii) the most recent year’s annual bonus after the first year anniversary of this Agreement.

(3) $12,000 payment to offset costs of COBRA ; and

(4) Outplacement services consistent with those provided to similarly situated executives provided by an outplacement firm selected by UnitedHealth Group.

Subject to the provisions §416(i) of the Internal Revenue Code, all payments in (1)-(2) above will be less applicable deductions, including deductions for tax withholding, and will be paid bi-weekly on the regular payroll cycle over the 24- month severance period. Executive and the Company agree that this Section 4 will not have the effect of extending the vesting period of any equity awards granted prior to the date hereof.

C.	Separation Agreement and Release Required. In order to receive any Severance Benefits under this Agreement, Executive must sign a separation agreement and release of claims substantially in the form attached hereto.

5.	Property Rights, Confidentiality, Non-Disparagement, and Restrictive Covenants.

A.	UnitedHealth Group’s Property.

i.	Assignment of Property Rights. Executive must promptly disclose in writing to UnitedHealth Group all inventions, discoveries, processes, procedures, methods and works of authorship, whether or not patentable or copyrightable, that Executive alone or jointly conceives, makes, discovers, writes or creates, during working hours or on Executive’s own time, during this Agreement’s term (the “Works”). Executive hereby assigns to UnitedHealth Group all Executive’s rights, including copyrights and patent rights, to all Works. Executive must assist UnitedHealth Group as it reasonably requires to perfect, protect, and use its rights to the Works. This provision does not apply to any Work for which no UnitedHealth Group equipment, supplies, facility or trade secret information was used and: (1) which does not relate directly to UnitedHealth Group’s business or actual or demonstrably anticipated research or development, or (2) which does not result from any work performed for UnitedHealth Group.

ii.	No Removal of Property. Executive may not remove from UnitedHealth Group’s premises any UnitedHealth Group records, documents, data or other property, in either original or duplicate form, except as necessary in the ordinary course of UnitedHealth Group’s business.

iii.	Return of Property. Executive must immediately deliver to UnitedHealth Group, upon termination of employment, or at any other time at UnitedHealth Group’s request, all UnitedHealth Group property, including records, documents, data, and equipment, and all copies of any such property, including any records or data Executive prepared during employment.

B.	Confidential Information. Executive will be given access to and provided with sensitive, confidential, proprietary and trade secret information (“Confidential Information”) in the course of Executive’s employment. Examples of Confidential Information include: inventions; new product or marketing plans; business strategies and plans; merger and acquisition targets; financial and pricing information; computer programs, source codes, models and databases; analytical models; customer lists and information; and supplier and vendor lists and information. Executive agrees not to disclose or use Confidential Information, either during or after Executive’s employment with UnitedHealth Group, except as necessary to perform Executive’s UnitedHealth Group duties or as UnitedHealth Group may consent in writing. This Agreement does not restrict use or disclosure of publicly available information or information: (i) that Executive obtained from a source other than UnitedHealth Group before becoming employed by UnitedHealth Group; or (ii) that Executive received from a source outside UnitedHealth Group without an obligation of confidentiality.

C.	Non-Disparagement. Executive agrees not to criticize, make any negative comments or otherwise disparage UnitedHealth Group or those associated with it, whether orally, in writing or otherwise, directly or by implication, to any person or entity, including UnitedHealth Group customers and agents.

D.	Restrictive Covenants. Executive agrees to the restrictive covenants in this Section in consideration of Executive’s employment and UnitedHealth Group’s promises in this Agreement, including providing Executive access to Confidential Information. The restrictive covenants in this Section apply during Executive’s employment and for 24 months following termination of employment for any reason. Executive agrees that he will not, without UnitedHealth Group’s prior written consent, directly or indirectly, for Executive or for any other person or entity, as agent, employee, officer, director, consultant, owner, principal, partner or shareholder, or in any other individual or representative capacity:

i.	Customer Solicitation: Executive will not engage in, or attempt to engage in, any business competitive with any UnitedHealth Group business with any person or entity who: (a) was a UnitedHealth Group provider or customer within the 12 months before Executive’s employment termination and (b) with whom Executive had contact to further UnitedHealth Group’s business or for whom Executive performed services, or supervised the provision of services for, during Executive’s employment.

ii.	Employee Solicitation: Executive will not hire, employ, recruit or solicit any UnitedHealth Group employee or consultant.

iii.	Interference: Executive will not induce or influence any UnitedHealth Group employee, consultant, customer or provider to terminate his, her or its employment or other relationship with UnitedHealth Group.

iv.	Competitive Activities: Executive will not engage or participate in, or in any way render services or assistance to, any business that competes, directly or indirectly, with any UnitedHealth Group product or service that Executive participated in, engaged in, or had Confidential Information regarding, during Executive’s employment; provided, however, that this Section 5.D.iv. will not prevent Executive from being employed by, or working as a consultant to, or serving on the board of, or being an owner or an investor in, a private equity firm.

v.	Assisting Others: Executive will not assist anyone in any of the activities listed above.

E.	Cooperation and Indemnification. Executive agrees that Executive will cooperate (i) with UnitedHealth Group in the defense of any legal claim involving any matter that arose during Executive’s employment with UnitedHealth Group, and (ii) with all government authorities on matters pertaining to any investigation, litigation or administrative proceeding concerning UnitedHealth Group. UnitedHealth Group will reimburse Executive for any reasonable travel and out-of-pocket expenses incurred by Executive in providing such cooperation. UnitedHealth Group will indemnify Executive, in accordance with the Minnesota Business Corporation Act, for all claims and other covered matters arising in connection with Executive’s employment.

F.	Injunctive Relief. Executive agrees that (a) legal remedies (money damages) for any breach of Section 5 will be inadequate, (b) UnitedHealth Group will suffer immediate and irreparable harm from any such breach, and (c) UnitedHealth Group will be entitled to injunctive relief from a court in addition to any legal remedies UnitedHealth Group may seek in arbitration. If an arbitrator or court determines that Executive has breached any provision of Section 5, Executive agrees to pay to UnitedHealth Group its reasonable costs and attorney’s fees incurred in enforcing that provision.

G.	Survival. This Section 5 will survive this Agreement’s termination.

6.	Miscellaneous.

A.	Tax Withholding. All compensation payable under this Agreement will be subject to applicable tax withholding and other required or authorized deductions.

B.	Assignment. Executive may not assign this Agreement. UnitedHealth Group may assign this Agreement. Any successor to UnitedHealth Group will be deemed to be UnitedHealth Group under this Agreement.

C.	Notices. All notices under this Agreement must be hand delivered or sent by facsimile, e-mail, or registered or certified mail to the party’s address below or to the party’s current address at the time of notice.

UnitedHealth Group:	UnitedHealth Group
Attn: Vice President, Employee Relations
9900 Bren Road East
Minnetonka, MN 55343

Executive:	Richard H. Anderson
3615 Abbott Ave. So.
Minneapolis, MN 55410

D.	Entire Agreement, Amendment. This Agreement contains the parties’ entire agreement regarding its subject matter and may only be amended in a writing signed by the parties. This Agreement supersedes any and all prior oral or written employment agreements (including letters and memoranda) between Executive and UnitedHealth Group or its predecessors. This Agreement does not supersede any stock option, restricted stock, or stock appreciation rights plan or award certificate.

E.	Choice of Law. Minnesota law governs this Agreement.

F.	Waivers. No party’s failure to exercise, or delay in exercising, any right or remedy under this Agreement will be a waiver of such right or remedy, nor will any single or partial exercise of any right or remedy preclude any other or further exercise of such right or remedy.

G.	Narrowed Enforcement and Severability. If a court or arbitrator decides that any provision of this Agreement is invalid or overbroad, the parties agree that the court or arbitrator should narrow such provision so that it is enforceable or, if narrowing is not possible or permissible, such provision should be considered severed and the other provisions of this Agreement should be unaffected.

H.	Dispute Resolution and Remedies. Except for injunctive relief under Section 5.F, any dispute between the parties relating to this Agreement or to Executive’s employment will be resolved by binding arbitration under UnitedHealth Group’s Employment Arbitration Policy, as it may be amended from time to time. The arbitrator(s) may not vary this Agreement’s terms and must apply applicable law.

United HealthCare Services, Inc.		Richard H. Anderson

By	/s/ Dannette L. Smith	/s/ Richard H. Anderson
Its	Assistant Secretary

Date	April 17, 2007	Date March 7, 2007